Exhibit 99.2

SHAREHOLDERS’ AGREEMENT OF SUZANO S.A.

By this private instrument, the parties described below (each, a “Party” or “Shareholder” and, collectively, the “Parties” or “Shareholders”):

(a)          Suzano Holding S.A., a publicly traded company, with its registered office in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, no. 1.355, 21st floor, part, Jardim Paulistano, CEP (Zip Code) 01452-002, enrolled with the CNPJ/MF (National Register of Legal Entities) under number 60.651.809/0001-05, herein represented in accordance with its bylaws (together with its successors, “SH” or “Suzano Holding”);

(b)          the Shareholders identified and qualified in Annex A of this Agreement, all represented herein by their duly appointed attorney Mr. Ricardo Madrona Saes, Brazilian, single, lawyer, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 091.952.288-29 and with the OAB/SP under umber 140.202, with business address in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3064, 11th floor, Jardim Paulistano, CEP (Zip Code) 01451-000, their respective Successors and Permitted Assignees who become holders of the Associated Shares, considered and designated, for the purposes of this Agreement, collectively, as “Fanny Group”;

and, also, in their capacity as consenting intervening parties,

(c)          Suzano S.A., a publicly traded company, headquartered in the City of Salvador, State of Bahia, at Av. Professor Magalhães Neto, 1752, 10th floor, rooms 1009 to 1011, Pituba, CEP (Zip Code) 41810-012,enrolled with the CNPJ/MF (National Register of Legal Entities) under number 16.404.287/0001-55, herein represented in accordance with its bylaws (together with its successors, the “Company”); and

(d)          The Shareholders identified and qualified in Annex B of this Agreement, all represented herein by their duly appointed attorney-in-fact, Ms. Maria Cristina Monoli Cescon; and,

Whereas:

(i)          The Fanny Group and the Max Group entered into, on this date, the “Shareholders’ Agreement of Suzano Holding S.A.” (“Shareholders’ Agreement – SH”) regulating, among other provisions, the gradual replacement of shares held by the Fanny Group in the share capital of SH with shares issued by the Company held by SH, proportionally to its shareholding in SH, with the exit of the Fanny Group from the share capital of SH, to be carried out over 20 (twenty) years, counted from this date, through disproportionate reductions in SH’s capital with the cancellation of SH-issued shares held by the Fanny Group, and delivery, by SH to the Shareholders of the Fanny Group, at book value, of shares issued by the Company held by it (observing any alternative structures that may be adopted under the terms of the Shareholders’ Agreement – SH) (“Returned Shares”), the objective of which is to allow the Fanny Group and the Max Group to organize themselves separately, with their own corporate structures, governance models and liquidity solutions, preserving coordination between them during such transition, and respecting the terms of this Agreement and the Shareholders’ Agreement – SH;

(ii)        Control of Suzano is held by SH jointly with David Feffer, Daniel Feffer, Jorge Feffer, Ruben Feffer and Alden Fundo de Investimentos; and

(iii)       The Parties wish to regulate certain aspects of their relationship as holders of the Associated Shares, defined below, with respect to the matters provided for in this Agreement;

The Shareholders decide, by mutual agreement, to enter into this Shareholders’ Agreement of Suzano Holding S.A. (“Agreement”), under the terms and for the purposes of applicable legislation, especially article 118 of the Brazilian Corporate Law, which shall be governed by the following terms, conditions and clauses, which they promise to faithfully and diligently comply with:

I.	Definitions.

1.1.        Definitions. Terms beginning with capital letters, whether singular or plural, that are not expressly defined throughout this Agreement, shall have the meanings set forth in Annex 1.1 of this Agreement.

1.2.	Rules of Interpretation. For the purposes of this Agreement, unless expressly indicated otherwise:

(i)	whenever the context so requires, any expression in this Agreement in the singular shall include the plural and the masculine gender shall include the feminine, neuter or any other gender, and the definitions shall also apply to terms directly derived from the terms defined;

(ii)	all references in this Agreement to “annexes”, “clauses”, “items”, “chapters” or other subdivisions, unless otherwise provided herein, refer to “annexes”, “clauses”, “items”, “chapters” or other subdivisions of this Agreement;

(iii)	the headings and titles of this Agreement are for convenience and reference only and shall not limit or affect in any way the interpretation of the clauses or items to which they apply;

(iv)	the terms “in this instrument”, “of this instrument”, “by this instrument”, “of this instrument”, “in this instrument”, “this instrument” and “under this instrument” and similar or derived words, when used in this Agreement, shall refer to this Agreement as a whole, and not to a particular provision of this Agreement;

(v)	the terms “include”, “including”, and similar terms should be interpreted as being for illustrative, exemplary, or emphasis purposes only, as if accompanied by the phrase “but not limited to” or a similar expression indicating a non-restrictive enumeration;

(vi)	the term “any” and similar terms should be interpreted as “any and all,” as appropriate;

(vii)	references to any documents or instruments include all respective addenda, consolidations, and supplements, unless otherwise expressly provided;

(viii)	all Annexes to this Agreement are incorporated into this Agreement for all purposes and effects, as if fully transcribed herein;

(ix)	all references to Persons include their heirs, successors, and permitted assignees;

(x)	all references to any deadlines shall be considered in terms of consecutive days, unless otherwise specified, and the respective deadlines shall be counted excluding the day of the event that caused it and including the last day, as established in article 132 of Law No. 10,406/2002, and if such deadline ends on a day that is not a Business Day, said deadline shall be automatically extended to the first subsequent Business Day;

(xi)	references to a Clause shall include references to its sub-Clauses, unless expressly provided otherwise; and

(xii)	the Parties jointly participated in the negotiation and drafting of this Agreement, with the assistance of lawyers, and the language used herein shall be considered as the language chosen by the Parties to express their mutual agreement of wills and intentions; In case of any doubt, question or ambiguity regarding the intention of the Parties or the interpretation of this Agreement, it shall be interpreted as if it were jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision contained in this Agreement.

II.	Purpose, Associated Shares and Other Agreements

2.1.        Suspensive Condition. This Agreement is entered into under a suspensive condition, pursuant to Article 125 of the Civil Code, and its effectiveness shall be subject to the receipt, by the Fanny Group, of the first block of Returned Shares, as provided for in the Shareholders’ Agreement – SH (“Suspensive Condition”), so that this Agreement shall only produce effects from (and including) the date on which said Suspensive Condition is verified.

2.2.        Purpose. This Agreement aims to regulate: (i) the vote to be cast, as a block and uniformly, by the Associated Shares in relation to all matters submitted to deliberation at the Company’s General Meeting by the Shareholders, (ii) provide for the waiver by the Fanny Group of the exercise of any rights inherent to the Associated Shares it holds to elect members to the Company’s Board of Directors and Fiscal Council, and (iii) regulate the Transfers and Encumbrances of the Associated Shares.

2.3.        Associated Shares. This Agreement binds (i) the shares issued by the Company held by SH on the date the Suspensive Condition is met or that may be held by SH (or its respective Successors, Permitted Assignees or Third Parties who may receive Associated Shares) at any time during the term of this Agreement, for any reason whatsoever, including by subscription, acquisition, bonus issue, distribution of dividends with payment in shares, capitalization of credits, profits or other reserves, stock split, reverse stock split, or even equity interests acquired or received as a result of holding, at any time, the shares issued by the Company, through exchange, conversion, incorporations (including of shares), mergers, spin-offs or other type of corporate reorganization, as well as securities convertible into shares issued by the Company and (ii) the Returned Shares held by the Fanny Group (or its respective Successors, Permitted Assignees or Third Parties who may receive such Returned Shares) on the date the Suspensive Condition is met, the Returned Shares that may be delivered by SH to the Fanny Group (or its respective Successors, Permitted Assignees or Third Parties that may receive such Returned Shares) at any time during the term of this Agreement, and the Shares Resulting from Associated Shares – Fanny Group that are acquired or received at any time during the term of this Agreement (items (i) and (ii) collectively referred to as the “Associated Shares”). For the sake of clarity, (i) shares issued by the Company held by the Fanny Group, or that may be held by the Fanny Group in any capacity, other than Associated Shares, shall not be subject to the terms of this Agreement and (ii) the Shareholders of the Max Group enter into this Agreement solely in their capacity as consenting intervening parties, and shares issued by the Company (or securities convertible into shares issued by the Company) held or that may be held at any time by the Shareholders of the Max Group are not bound by this Agreement and, consequently, are not subject to the terms of this Agreement.

2.3.1.      The Shareholders of the Fanny Group understand and agree that, should any Shareholder of the Fanny Group transfer all or part of their Associated Shares under this Agreement, and such Shareholder of the Fanny Group acquires (or any of its Affiliates acquires) new shares issued by the Company (“New Shares”), the New Shares shall be considered Associated Shares, up to the limit calculated according to the formula below:

New Associated Shares = (Total Returned Shares + Total Resulting Shares) – Associated Shares on Repurchase Date

Where:

“New Associated Shares” means the number of New Shares that shall be bound to this Agreement after an acquisition of the New Shares. For clarity, if the result of the formula above is greater than the number of New Shares acquired, the New Associated Shares will be limited to the number of New Shares acquired;

“Total Returned Shares” means the total number of Returned Shares that such Fanny Group Shareholder (together with its Successors and Permitted Assignees) has received up to the date of acquisition of the New Shares;

“Total Resulting Shares” means the total number of Resulting Shares from Associated Shares – Fanny Group that such Fanny Group Shareholder (together with its Successors and Permitted Assignees) has acquired or received up to the date of acquisition of the New Shares; and

“Associated Shares on Repurchase Date” means the total number of Associated Shares held by such Fanny Group Shareholder (together with its Successors and Permitted Assignees) immediately prior to the acquisition of the New Shares.

2.3.2.      For the sake of clarity, the above provisions shall apply solely and exclusively in the event of the sale of shares issued by the Company by a Shareholder (or their respective Successors and Permitted Assignees) of the Fanny Group and the subsequent acquisition of New Shares by the same Shareholder (and/or one of its Affiliates) of the Fanny Group, and the simple Transfer of Associated Shares by a Shareholder of the Fanny Group shall not obligate another Shareholder of the Fanny Group to replenish the previous quantity of Associated Shares held by such selling Shareholder of the Fanny Group.

2.3.3.      Should it be deemed necessary, at any time during the term of this Agreement, to link New Shares to this Agreement under the terms above, the Shareholders of the Fanny Group irrevocably and unalterably undertake to perform all acts necessary to link the New Shares they hold to this Agreement, in the quantity provided for in Clause 2.3.1 above, including, without limitation, instructing the Company’s registrar, within 10 (ten) Business Days from the date on which the acquisition of the New Shares has been completed, to link the New Shares in question to this Agreement. For the avoidance of doubt, shares linked to this Agreement under the terms of this Clause shall be considered as Associated Shares for all purposes of this Agreement.

2.3.4.      The obligation to bind New Shares under the terms above is an individual obligation of each Shareholder of the Fanny Group (and its respective Affiliates that have acquired New Shares), without joint liability with the other Shareholders of the Fanny Group.

2.4.        Associated Persons. This Agreement binds the Associated Shares, and, consequently, exclusively with respect to the Associated Shares, the Shareholders, their Successors or Permitted Assignees (including in the case of a Shareholder who is legally incapacitated and/or a minor represented by their respective guardian(s) or guardianship board) and any Third Parties who become, for any reason or cause, holders of the Associated Shares held by the Shareholders and/or the voting rights inherent thereto, including in the case of acquisition of the Associated Shares as a result of seizure or execution of any Encumbrance on the Associated Shares. In the event of the death of any Fanny Group Shareholder who is an individual, the Successors of such individual shall assume all the rights and obligations of the deceased person under this Agreement, as a member of the Fanny Group. This assumption shall be automatic in the event of legal or testamentary succession, it being understood that the corresponding Successor shall inherit the Associated Shares under this Agreement, with all that is contained therein (Liens, assets, rights and obligations) and in compliance with all the terms and conditions agreed upon by the Shareholders. The same rule shall apply to the spouse or partner in the event of the division of assets resulting from separation, divorce or dissolution of a common-law marriage. In the event of judicial interdiction of the Shareholder or minority (absolute or relatively incapable), the guardian or guardians (in the case of action by a panel) shall also be bound by the terms and conditions of this Agreement, in accordance with legal provisions, personal declarations (in public or private writings) regarding the guardianship of the interdicted person and minor.

2.5.        Compliance with the Agreement. The Shareholders and the Company undertake to comply with each and every provision of this Agreement throughout its term. The Shareholders and the Company will not register, consent to, or ratify any vote or approval by any shareholder, partner, director, officer, or administrator, as applicable, nor will they perform or refrain from performing any act that violates or is inconsistent with the applicable provisions of this Agreement.

2.6.        Representations and Warranties. The Shareholders individually represent that (i) they are duly authorized and have the capacity and power to enter into this Agreement and fulfill their obligations under this Agreement; (ii) this Agreement does not violate or is inconsistent with any existing shareholder agreements entered into between the Parties of the Fanny Group with respect to their respective Associated Shares, it being understood that all such agreements that may be in effect on this date or that may be entered into during the term of this Agreement are, or will be, within 2 (two) Business Days from their execution, registered at the Company’s headquarters; (iii) that this Agreement establishes valid and binding obligations, enforceable against the declarant in its entirety; (iv) that this Agreement does not violate any provision of any agreement, obligation, contract, statute, administrative, judicial or arbitral decision to which the declarant is a party or to which it is subject or bound.

III.	Preliminary Meetings; Board of Directors of the Company

3.1.        Preliminary Meetings. Prior to any General Meeting of the Company, a preliminary meeting of the Representatives of the Fanny Group and Suzano Holding will be held to define the vote to be cast with the Associated Shares in relation to all matters submitted to the deliberation of said General Meeting by all Shareholders, as a block and in a uniform manner (“Preliminary Meeting”).

3.1.1.      The Preliminary Meetings will have a chairperson, chosen by SH (the “Chairperson”).

3.1.2.      Unless they are a Shareholder or Representative, the Chairperson of the Preliminary Meetings must sign an adhesion agreement to this Agreement, through which they will consent to and be bound by the terms of this Agreement, as applicable.

3.2.        Call, Installation and Holding of the Preliminary Meeting. The Chairperson will send to the Representatives, within 2 (two) Business Days from the date of publication, a copy of the call notice of the Company’s General Meeting, including an indication of the websites where the documents relevant to the resolutions to be adopted are located (“Call for the Preliminary Meeting”). Unless otherwise agreed between the Representatives, the Preliminary Meetings will be convened and held at 4:00 PM at the Company’s headquarters, (i) in first call, provided that all Representatives are present, at least 12 (twelve) days in advance, and (ii) in second call, provided that the SH Representative is present, at least 10 (ten) days in advance, in both cases from the date of the General Meeting that gave rise to the respective Preliminary Meeting. The Chairperson will choose the secretary of the Preliminary Meeting.

3.2.1.      The Preliminary Meetings may be held by teleconference or videoconference. If the Preliminary Meeting is not recorded, the Representatives who participate remotely in the Preliminary Meeting must send their vote to the Chairperson of the Preliminary Meeting by email at the end of the Preliminary Meeting. The minutes of the Preliminary Meeting in which the Representatives participate remotely will be signed by the board.

3.2.2.      In any case, the Prior Meetings will be considered duly convened and constituted if all Representatives (i) declare in writing that they are aware of the date, time and place of the Preliminary Meeting, and the respective agenda, or (ii) are present, in person, by teleconference or videoconference.

3.3.        Quorum for Deliberation. At the Preliminary Meetings, the Representative of the Fanny Group will have one vote for each Share of the Company held by the Fanny Group, and the Representative of SH will have one vote for each Share of the Company held by SH and the shareholders of the Max Group (and/or their respective Successors and Permitted Assignees). The vote to be cast by the Shareholders at the General Meetings of the Company, as a block and in a uniform manner, will be determined at a Preliminary Meeting by a majority vote (“Quorum for Deliberation”).

3.3.1.      SH shall exercise its voting rights at the Preliminary Meetings in a uniform manner and in accordance with the resolutions adopted under the Voting Agreement of Suzano Papel e Celulose S.A. entered into on December 28, 2017, as amended and duly registered at the Company’s registered office. For clarity, the provisions of this paragraph do not apply to the Shareholders of the Fanny Group, who are not bound by the aforementioned voting agreement.

3.4.        Binding Vote. The resolutions adopted at the Preliminary Meetings will bind the vote of the Shareholders, exclusively in relation to the Associated Shares, at the respective General Meetings of the Company. Therefore, the Shareholders are obligated to vote with the Associated Shares as a block and in a uniform manner at the respective General Meeting of the Company, in accordance with the resolutions adopted at the Preliminary Meeting. The absence of the Fanny Group Representative at the Preliminary Meeting, provided it is duly constituted and the Quorum for Deliberation is observed, will not release the Fanny Group Shareholders from their obligation to vote with their Associated Shares as a block under the terms of this Clause, as defined in the Preliminary Meeting, in accordance with the provisions of Clause 3.5 below.

3.5.        Minutes of the Preliminary Meetings. A detailed or summary record of each Preliminary Meeting will be drawn up, which, when containing voting instructions, abstentions or other acts to be performed by the Shareholders in accordance with this Agreement, must be delivered to the chairperson of the respective General Meeting for knowledge and observance, under the terms and for the purposes of Article 118, Paragraph 8 and Paragraph 9, of the Brazilian Corporate Law, it being understood that (a) votes exercised with Associated Shares in a General Meeting in breach of the voting instructions given in a Preliminary Meeting will be considered null and void; and (b) the voting instructions established in a Preliminary Meeting will serve as a legal mandate and will authorize the affected parties to exercise the right to vote of the Associated Shares belonging to the other Shareholder in the General Meeting, in the event that the latter is absent, omits to vote or votes in the General Meeting contrary to what was decided in the Preliminary Meeting.

3.6.        Fanny Group’s waiver in relation to the election of a Director. The Shareholders of the Fanny Group, hereby, irrevocably and unalterably, and with respect to the Associated Shares, waive any right to elect members to the Board of Directors and the Fiscal Council of the Company, including the right to request the multiple voting procedure for the appointment of members of the Board of Directors, as established in article 141 of the Brazilian Corporate Law, and must exercise their voting rights of the Associated Shares in General Meetings of the Company that have on their agenda the election of members to the Board of Directors and/or the Fiscal Council in accordance with the voting guidelines defined in a Prior Meeting. In addition, the Shareholders of the Fanny Group, hereby, irrevocably and unalterably, and with respect to the Associated Shares, waive the right to request the establishment of the Company’s Fiscal Council.

IV.	Shareholder’s Representatives

4.1.        Representation at Preliminary Meetings. To implement the provisions of Clause 3 of this Agreement, Suzano Holding and Fanny Group will each have one (1) representative, who, respectively on behalf of and for the account of Suzano Holding and Fanny Group, will attend the Preliminary Meetings and exercise the votes, as a block, in a uniform manner, of the Associated Shares held by Suzano Holding and Fanny Group (“Representative”).

4.1.1.      Representation of Suzano Holding. Any Officer of Suzano Holding will be a Representative of Suzano Holding (or its Successors and Permitted Assignees, as the case may be).

4.1.2.      Representation of Fanny Group. The Shareholders of the Fanny Group hereby appoint and constitute as Representative of the Fanny Group the same Person who is designated as representative of the Shareholders of the Fanny Group under the terms and for the purposes of the SH Shareholders’ Agreement entered into on this date. The replacement of the representative of the Fanny Group Shareholders in the SH Shareholders’ Agreement entered into on this date will automatically imply the replacement of the Representative of the Fanny Group under this Agreement, for all purposes, without the need for any additional action or formality.

4.2.        Additional Powers of the Fanny Group Representative. The Fanny Group Representative is hereby appointed as the attorney-in-fact for all current and future members of the Fanny Group, with powers to represent them before SH and the Company for all purposes of this Agreement and with respect to any matters relating to this Agreement and any instruments referred to herein, including powers to send and receive notices or any other communications, to compromise, agree, arbitrate, conciliate, waive, make or receive payments, sign, give or receive any instructions or consents, receive and give receipts, and may take any other measures or perform any other acts necessary or advisable for the fulfillment of the mandate above. The mandate provided for in Clause 4.2 is granted on an irrevocable and unretractable basis, as a condition of the transaction, pursuant to Article 686, sole paragraph, of the Civil Code. The rights and obligations of the Fanny Group provided for in this Agreement shall be exercised as a single unit, which shall be represented by the Fanny Group Representative..

V.	Transfer and Encumbrance of Associated Shares

5.1.        Transfer of Associated Shares by the Fanny Group. The Shareholders of the Fanny Group and their Successors undertake not to Transfer, at any time, in whole or in part, the Associated Shares, except for the Transfer of Shares through Public Negotiation.

5.1.1.      Subject to the provisions of Clause 5.3 below, the Transfers of Associated Shares owned by the Shareholders of the Fanny Group are not subject to the obligations set forth in this Clause 5.1 (i) to their respective Successors; (ii) to other Shareholders of the Fanny Group; (iii) to a Person wholly owned, individually or jointly, by any of the Shareholders of the Fanny Group and/or their Successors; (iv) to any Person, when the Transfer results from the exercise of a right of joint sale in accordance with the SH Shareholders’ Agreement, the Company’s Bylaws or applicable legislation (Tag Along); and/or (v) to the Company.

5.2.        Public Offering. If any Fanny Group Shareholder wishes to carry out a Transfer of Associated Shares through Public Offering, and the potential acquirer is not another Fanny Group Shareholder or any party related to a Fanny Group Shareholder (including, without limitation, Affiliates, Successors and Permitted Assignees), the Fanny Group Representative shall request the Company, at any time, and without any limitation, by means of a notice delivered 5 (five) Business Days in advance, to instruct the registrar to proceed with the decoupling, from this Agreement, of the Associated Shares that will be the subject of said Transfer, indicating the number of Associated Shares to be decoupled. Without prejudice to the foregoing, (i) prior to the Transfer of such Associated Shares that have been unlinked, all voting rights with respect to such Associated Shares shall be exercised by the Shareholder in accordance with the terms of this Agreement, and (ii) if such Associated Shares are not Transferred under this Clause by means of Public Offering within 10 (ten) business days from the date of unlinking, such Associated Shares shall be relinked to the Agreement by means of the appropriate registration with the Company’s registrar, provided that this period shall be extended, once only, for an additional 10 (ten) business days, if requested by the Fanny Group upon proof to SH that it is in the process of Transferring these shares. The unlinking request regulated herein may be made one or more times, in relation to part or all of the Associated Shares held by the Fanny Group, without any limitation.

5.3.        Successors and Permitted Assignees. In the event of Transfers of Associated Shares owned by Fanny Group Shareholders to their respective Successors or Permitted Assignees in the cases provided for in items (i) to (iii) of the Clause 5.1.1 above, (i) the Successors or Permitted Assignees shall fully and without restriction adhere to this Agreement, as part of the Fanny Group, and any Shareholder is authorized to prevent the registration of the Transfer or request its cancellation with the custodian financial institution, if the adherence is not presented to all Shareholders before or together with the formalization of the Transfer; and (b) the assignor shall unconditionally guarantee the fulfillment by the Successors or Permitted Assignees of the assignor’s obligations established in this Agreement.

5.4.        Prohibition and Ineffectiveness of Encumbrances. The Fanny Group Shareholders also agree not to create encumbrances on the Associated Shares, except for usufruct and clauses of inalienability and non-seizability, if applicable, provided for in a donation or will, and shall also refrain from entering into commitments, options or other instruments that provide for the future or eventual Transfer of the Associated Shares, except if, in each case, previously approved by SH, and, even if approved, the beneficiary or counterparty, before the enactment of such encumbrance or the execution of the commitment, undertakes, in writing, to comply with the terms and conditions set forth in this Agreement. The creation of any encumbrance in violation of the provisions of this Agreement shall be invalid and shall not be recognized or enforced by the Shareholders and, once registered at its headquarters, by the Company, and shall be understood as a breach of this Agreement.

5.5.        Transfer by SH. This Agreement does not restrict the Transfer of Associated Shares held by SH to Third Parties, so that SH may, at any time, request the Company, by means of a notice delivered 5 (five) Business Days in advance, to instruct the registrar to proceed with the decoupling, from this Agreement, of Associated Shares held by it that will be the subject of Transfer, indicating the number of Associated Shares to be decoupled.

VI.	Term and Termination of the Agreement

6.1.        Term. This Agreement shall enter into force on this date, binding the Shareholders and their Successors and Permitted Assignees, and shall remain in force and shall be valid and binding between the Shareholders, their Successors and Permitted Assignees until whichever occurs first of (i) the expiration of a term of 20 (twenty) years, counted from this date; (ii) the termination of the Shareholders’ Agreement – SH; (iii) if the Max Group, directly or indirectly, is not the Controlling Shareholder of the Company, nor is it part of a Controlling Block of the Company, nor is it a Reference Shareholder of the Company or of SH. For clarification purposes, while SH is Controlled by the Max Group, or the Max Group is part of the Controlling Block of SH, the shares issued by the Company held by SH shall be considered as indirectly held by the Max Group for the purposes of item (iii) above.

6.1.1.      Upon expiry of the term of validity provided for in Clause 6.1 above, the full termination of this Agreement shall occur automatically, regardless of notice or notification, extinguishing all rights and obligations provided for herein and ceasing all its effects, except as provided in Clause 6.1.2.

6.1.2.      The provisions of Clause VIII (Applicable Law and Dispute Resolution) shall survive the termination and rescission of this Agreement and shall remain in force according to their respective terms.

VII.	Notifications.

7.1.        Notifications. Any notification, request, solicitation, consent, approval, declaration, or other communication to be made under this Agreement must be transmitted or made in writing and delivered by hand, by facsimile, email to the addresses to be informed in writing, with acknowledgment of receipt, by express mail or by registered letter, with acknowledgment of receipt, postage paid and addressed as follows:

(a)	If for SH:

Avenida Brigadeiro Faria Lima, 1.355, 21st floor

Pinheiros, São Paulo/SP – CEP (Zip Code) 01452-919

A/C:    Mr. David Feffer and Mrs. Maria Cecilia Castro Neves Ipiña

Email: daf@suzano.com.br; cecilian@suzano.com.br

Copy to:

Cescon, Barrieu, Flesch & Barreto Advogados

Av. Brigadeiro Faria Lima, no. 949, 10th floor

CEP (Zip Code) 054426-100, São Paulo/SP

A/C:    Maria Cristina Cescon

Email: cristina.cescon@cesconbarrieu.com.br

(b)	If for Fanny Group:

Rua Henrique Monteiro, no. 90, 15th floor, set 152, part, Pinheiros, CEP (Zip Code) 05423-020

A/C:    Mr. Alan Terpins

Email: aterpins@me.com

Copy to:

Madrona Advogados

Av. Brigadeiro Faria Lima, no. 3.064, 11th floor

CEP (Zip Code) 01451-000, São Paulo/SP

A/C:    Ricardo Madrona Saes

Email: madrona@madronaadvogados.com.br

or to any other address that may be provided by notice transmitted to the Shareholders as provided herein. The transmission of any notification under this Agreement may be waived, in writing, by the party receiving such notification.

7.2.        Notifications delivered in accordance with the provisions of this Clause shall be deemed received: (i) on the date they are delivered, if delivered personally, with proof of delivery; (ii) on the date they are received, if sent by mail; or (iii) on the date shown on the confirmation of transmission, if sent by email (unless they are not sent on a Business Day, in which case they shall be deemed received on the immediately following Business Day).

VIII.	General Provisions.

8.1.        Irrevocability. This Agreement is entered into on an irrevocable and unretractable basis, binding the Shareholders, themselves and their Successors and Assignees in any capacity.

8.2.        Entire Agreement. The terms and provisions of this Agreement shall prevail over any other prior understandings or agreements between the Shareholders, whether express or implied, relating to the conditions set forth herein. The Shareholders acknowledge that this Agreement faithfully records all negotiations previously held by them, as well as their intentions with regard to the matters dealt with herein.

8.3.        Assignment of Rights and Obligations. The rights and obligations of the Shareholders arising from this Agreement may not be transferred or assigned, in whole or in part, without the prior express written consent of the other Parties herein. Any alleged assignment or other type of transfer of the rights and obligations provided for herein, carried out in violation of this Agreement, shall be ineffective.

8.4.        Amendments. This Agreement may only be amended by a written document signed by all Shareholders.

8.5.        Absence of Waiver. The failure of either Party to demand strict compliance with the provisions of this Agreement by one of its Parties shall not be considered a waiver of future compliance with such provision. No waiver of the provisions of this Agreement by the Party in question shall be deemed to have occurred unless such waiver is made in a written instrument signed by the Party in question. The provisions of this Agreement may only be amended by a written instrument signed by all Shareholders.

8.6.        Autonomy of Provisions. Each provision of this Agreement shall be interpreted to be valid and effective under applicable law. If any provision of this Agreement is held to be prohibited or invalid under applicable law, the provision in question shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision in question or the other provisions of this Agreement.

8.7.        Registration and Filing at the Company’s Headquarters. The Shareholders, by mutual agreement, shall file this Agreement at the Company’s headquarters, as well as register it in the corresponding records, including in a record maintained with the custodian financial institution, under the terms and for the purposes provided for in article 118, caput and paragraph 1, of the Brazilian Corporate Law, stating the following text: “The Shareholder holding these shares is a signatory party to the Shareholders’ Agreement entered into on December 19, 2025, a copy of which is filed at the Company’s headquarters.”

8.8.        Extrajudicial Enforcement Instrument and Specific Performance. This Agreement, signed electronically through the DocuSign digital platform, constitutes an extrajudicial executive title under the terms of article 784, item III, of Law No. 13.105/2015, and the signature of 2 (two) witnesses is waived, as authorized by Paragraph 4 of said article. The Parties acknowledge that, regardless of and without prejudice to any other applicable measures, the obligations assumed under this Agreement are subject to specific performance, pursuant to Articles 497 to 501, 536 to 538 and 815 to 823 of Law No. 13,105/2015.

8.9.        Electronic Signature. This Agreement and its Annexes will be signed electronically through the DocuSign platform, whereby the Parties expressly and unequivocally declare that such a signature method is legally valid, enforceable and sufficient to bind the Parties to all the terms and conditions of this Agreement and its Annexes, provided that it is signed by the legal representatives of the Parties. Furthermore, the Parties acknowledge that documents in electronic format are fully valid (as if they were in physical format), pursuant to Article 10, Paragraph 2 of Provisional Measure No. 2,200-2/01 and Article 6 of Decree No. 10,278/20. The Parties waive the possibility of requiring the exchange, sending or delivery of the original (non-electronic) signed copies of this Agreement and its Annexes, as well as waive the right to refuse or contest the validity of electronic signatures, to the maximum extent permitted by applicable law. Even if either Party signs this Agreement electronically in a different location, the place of execution of this Agreement is, for all purposes, the city of São Paulo, State of São Paulo, as indicated below. Moreover, the date of signature of this Agreement, for all purposes and effects, shall be considered the date of signature indicated below, regardless of whether either Party signs this Agreement at a later date.

8.10.       Consenting Intervening Party. The Company participates in this Agreement as a consenting intervening party, expressly consenting to all the terms and conditions of this Agreement and undertaking to (i) comply with and ensure compliance with all the provisions of this Agreement, in accordance with applicable law; and (ii) refrain from registering, acknowledging or performing any act or omission that constitutes a violation of the provisions of this Agreement.

IX.	Applicable Law and Dispute Resolution

9.1.        Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil, and the interpreter shall make use of the “Definitions” that clarify and supplement the text of this Agreement and that form part of its Annex 1.1.

9.2.        Negotiations. In the event of any controversy, dispute, issue, doubt, or disagreement of any nature directly or indirectly related to this Agreement and/or directly or indirectly related to the exercise by the Shareholders of their rights and obligations as shareholders of the Company (“Dispute”), the parties involved (“Involved Parties”) may choose to conduct negotiations (“Negotiations”) to reach an amicable solution within 30 (thirty) days, counted from the date of notification by one Involved Party to the other, which must formally agree to initiate and conduct the Negotiations (“Negotiation Period”). Any Involved Party may, by simple written communication, decline the Negotiations at any time if it considers them unproductive, in which case it may submit the Dispute to Mediation or directly to Arbitration immediately.

9.3.        Mediation. If, at the end of the Negotiation Period, the Dispute has not been resolved, the Parties Involved may submit it to mediation (“Mediation”) to be administered in accordance with the Mediation Rules of the International Chamber of Commerce, and conducted by a mediator, whether or not included on the list of mediators of the International Chamber of Commerce, who will be appointed in accordance with the same rules. The Mediation will have a minimum term of 30 (thirty) days and a maximum term of 60 (sixty) days, counted from its commencement.

9.4.        Arbitration. If the Dispute has not been resolved amicably through Negotiation or Mediation, the exclusive means for its resolution will be arbitration (“Arbitration”) to be conducted before and administered in accordance with the Arbitration Rules of the International Chamber of Commerce (“Rules”), in force on the date of the request for the commencement of Arbitration. Negotiations and Mediation do not constitute a prerequisite for the conduct of Arbitration.

9.5.        Arbitrators. Arbitration shall be conducted by an arbitration tribunal composed of 3 (three) arbitrators (“Arbitration Tribunal”). Each Involved Party shall appoint 1 (one) arbitrator. The third arbitrator, who shall preside over the Arbitration Tribunal, shall be chosen by mutual agreement of the arbitrators appointed by the Involved Parties. Any disputes, doubts, questions or disagreements regarding the appointment of any of the arbitrators shall be resolved in accordance with the Rules.

9.6.        Location, Language and Applicable Law. The Arbitration shall be based in the City of São Paulo, State of São Paulo, where the arbitration award shall be rendered. The language of the Arbitration shall be Portuguese and the applicable law shall be Brazilian law, with the Arbitration being subject to absolute confidentiality, except with regard to information whose disclosure is required by law. The decisions of the Arbitration shall be final and binding.

9.7.        Without prejudice to this arbitration clause, the Parties elect the jurisdiction of the City of São Paulo, State of São Paulo, waiving any other, however privileged, for the exclusive purpose of: (a) enforcing the decisions of the Arbitration Tribunal, including the arbitral award; (b) obtaining urgent or provisional relief prior to the constitution of the Arbitration Tribunal, aiming at the useful outcome of the Arbitration and/or for the protection or safeguarding of rights prior to the constitution of the Arbitration Tribunal; and/or (c) enforcing clear and certain obligations provided for in this Agreement (including any applicable fines and/or obligations to perform), pursuant to Articles 497, 806 and others of the Code of Civil Procedure, it being understood that any objections to enforcement arising from, related to or pertinent to this Agreement shall be resolved by arbitration. The Arbitration Tribunal shall be responsible for modifying, suspending and/or issuing a substitute decision for urgent measures previously requested from the Judiciary. The request for such judicial measures shall not be considered a waiver of this arbitration clause or of arbitration as a mechanism for resolving disputes between the Parties.

9.8.        The parties may also make use of an emergency arbitrator, under the terms of the Regulations, as an alternative to resorting to the Judiciary.

9.9.        Binding Effect. The above arbitration clauses bind not only the Shareholders who are signatories to this Agreement, but also any future shareholders who, for any reason, become part of the shareholding structure of any SH company, adhering to this Agreement.

9.10.       Final Decision. The arbitration award will assign to the losing party, or to both parties in proportion to the extent that their claims are not upheld, the final responsibility for the costs of the proceedings, including attorneys’ fees.

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[signature page to follow]

In witness whereof, the Shareholders and the Company execute this Agreement electronically.

São Paulo, December 19, 2025

Suzano Holding:

Suzano Holding S.A.

/s/ David Feffer
p. David Feffer

Fanny Group Shareholders:

/s/ Ricardo Madrona Saes

Pedro Noah Hornett Guper

Ian Baruch Hornett Guper

Rafael Provenzale Guper

Gabriel Provenzale Guper

Janet Guper

Diego Guper Gersgorin

Bianca Terpins Garcia

Lisabeth S. Sander

Nina Guper Sander

Julia Guper Sander

p.p. Ricardo Madrona Saes

Max Group Shareholders:

/s/ Maria Cristina Monoli Cescon
David Feffer Daniel Feffer Ruben Feffer Jorge Feffer
p.p. Maria Cristina Monoli Cescon

Company:

Suzano S.A.

/s/ João Alberto Fernandez de Abreu	/s/ Marcos Assumpção
p. João Alberto Fernandez de Abreu	p. Marcos Assumpção

Annex A to the Shareholders’ Agreement of Suzano Holding S.A.

Name and Qualification of the Shareholders of the Fanny Group

(a)          Pedro Noah Hornett Guper, Brazilian, married, student, holder of identity card RG number 43.626.077-3 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 316.521.178-73, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(b)          Ian Baruch Hornett Guper, Brazilian, single, student, holder of identity card RG number 43.626.029-3 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 316.520.818-28, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(c)          Rafael Provenzale Guper, Brazilian, married, student, holder of identity card RG number 39.238.985-X SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 363.553.538-95, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(d)          Gabriel Provenzale Guper, Brazilian, married, student, holder of identity card RG number 50.531.841-6 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 389.673.388-56, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(e)          Janet Guper, Brazilian, divorced, businesswoman, holder of identity card RG number 5.847.952 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 029.123.398-80, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(f)          Diego Guper Gersgorin, Brazilian, married, investor/businessman, holder of identity card RG number 53.233.343 SSP/GO, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 012.934.221-18, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(g)          Bianca Terpins Garcia, Brazilian, married, animal scientist, holder of identity card RG number 14.006.980 SSP/MG, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 772.362.541-34, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(h)          Lisabeth S. Sander, Brazilian, divorced, businesswoman, holder of identity card RG number 3.558.402-6 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 698.932.768-53, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP;

(i)          Nina Guper Sander, Brazilian, married, businesswoman, holder of identity card RG number 25.020.841-6 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 220.352.198-84, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP; and

(j)          Julia Guper Sander, Brazilian, married, businesswoman, holder of identity card RG number 25.020.842-8 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 229.788.398-64, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Rua Henrique Monteiro, 90, 15th floor, suite 152, part, Pinheiros, CEP (Zip Code) 05423-020, São Paulo-SP.

Annex B to the Shareholders’ Agreement of Suzano Holding S.A.

Name and Qualification of the Shareholders of the Max Group

(a)          David Feffer, Brazilian, in a common law marriage, businessman, holder of identity card RG number 4.617.720-6 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 882.739.628-49, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Avenida Brigadeiro Faria Lima, no. 1,355, 21st floor, CEP (Zip Code) 01452-919, São Paulo – SP;

(b)          Daniel Feffer, Brazilian, married, lawyer, holder of identity card RG number 4.617.718-8 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 011.769.138-08, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Avenida Brigadeiro Faria Lima, no. 1,355, 21st floor, CEP (Zip Code) 01452-919, São Paulo – SP;

(c)          Jorge Feffer, Brazilian, divorced, business administrator, holder of identity card RG number 4.617.719-X SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 013.965.718-50, resident and domiciled in the City and State of São Paulo, with an office at Avenida Brigadeiro Faria Lima, no. 1,355, 21st floor, CEP (Zip Code) 01452-919, São Paulo – SP; and

(d)          Ruben Feffer, Brazilian, married, business administrator, holder of identity card RG number 16.988.323-1 SSP/SP, enrolled with the CPF/MF (National Register of Individual Taxpayers) under number 157.423.548-60, resident and domiciled in the City of São Paulo, State of São Paulo, with an office at Avenida Brigadeiro Faria Lima, no. 1,355, 21st floor, CEP (Zip Code) 01452-919, São Paulo – SP.

Annex 1.1 to the Shareholders’ Agreement of Suzano Holding S.A.

Definitions.

Shareholder(s)	has the meaning attributed to it in the Preamble.

Reference Shareholder	means, in the absence of a shareholder or group of shareholders identified as the Company’s Controlling Shareholder, the shareholder, or group of shareholders, that directly or indirectly holds the largest number of common shares of the Company.

Shares Resulting from Associated Shares – Fanny Group	means (i) shares, securities or instruments convertible into shares (or that guarantee the receipt of shares) issued by the Company, including, without limitation, subscription warrants and convertible debentures, that are subscribed during the term of this Agreement through the exercise of preemptive rights (legal or contractual) and/or priority (in the case of issues where preemptive rights are excluded, pursuant to article 172 of the Brazilian Corporate Law, and subscription priority is ensured in their place) attributed to the Associated Shares held by the Fanny Group (or by its respective Successors, Permitted Assignees or Third Parties that receive Associated Shares), (ii) any shares acquired as a result of the conversion or exercise of the rights conferred by the securities referred to in item (i) above, (iii) equity interests attributed, acquired or subscribed in substitution for the Shares Associated Shares held by the Fanny Group (or by its respective Successors, Permitted Assignees or Third Parties who may receive Associated Shares), including as a result of exchange, conversion, incorporations (including of shares), mergers, spin-offs or other types of corporate reorganization, (iv) any shares resulting from stock splits, reverse stock splits, bonus shares (including through capitalization of credits, profits or other reserves) or distribution of dividends with payment in shares relating to Associated Shares held by the Fanny Group (or by its respective Successors, Permitted Assignees or Third Parties who may receive Associated Shares), and (v) any other shares attributed, acquired or subscribed, for any reason, due to the ownership of Associated Shares held by the Fanny Group (or by its respective Successors, Permitted Assignees or Third Parties who may receive Associated Shares).

Associated Shares	has the meaning attributed to it in Clause 2.3.

Agreement	means this Shareholders’ Agreement.

Affiliate	means, with respect to a given Person or Shareholder, (a) in the case of an Individual, any other Person who, at any time, directly or indirectly, is controlled by the individual in question, individually or through shared control with other Shareholders in their Shareholder Group and/or their respective Successors; and (b) in the case of a legal Entity, any other Person who, at any time, directly or indirectly, controls, is controlled by, or is under common control with that Person.

Arbitration.	has the meaning attributed to it in Clause 9.3.

Permitted Assignees	means an Affiliate of the Person in question and/or the Successors of the Person in question.

Civil Code	means Law No. 10,406, on January 10, 2002.

Code of Civil Procedure	means Law No. 13,105, on March 16, 2015.

Company	has the meaning attributed to it in the Preamble.

Control (and its verbal variations)	means, when used in relation to any Person (“Controlled Person”), the power effectively used by a shareholder to direct the social activities and guide the functioning of the organs of the Controlled Person, directly or indirectly, de facto or de jure, regardless of the shareholding held, in accordance with Paragraph 1 of art. 37 of the Regulations of the New Market of B3 S.A. – Brasil, Bolsa, Balcão. Terms derived from Control, such as “Controlled”, “Controlling” and “under common control” will have a meaning similar to Control.

Dispute	has the meaning attributed to it in Clause 9.2.

Business Day	means any day, other than Saturday or Sunday, on which banks are not required or authorized to close in the City of São Paulo, State of São Paulo.

Fanny Group	means the group comprised of the Shareholders listed and qualified in Annex A of this Agreement, together with their respective Successors and Permitted Assignees who become holders of the Associated Shares, and Third Parties who acquire Associated Shares from any Shareholder listed and qualified in Annex A of this Agreement.

Max Group	means the group comprised of the shareholders listed and qualified in Annex B of this Agreement, together with their respective Successors and Permitted Assignees who become holders of shares issued by the Company, should such Persons become holders of shares issued by the Company during the term of this Agreement.

Brazilian Corporate Law	means Law No. 6,404, on December 15, 1976.

Mediation	has the meaning attributed to it in Clause 9.3.

Public Offering	means the transfer through public negotiation, in an exchange or over-the-counter market environment, including those carried out: (i) on the Stock Exchange trading floor; (ii) through a public offering of shares, pursuant to CVM Resolution No. 160/2022 or others that may succeed it, whether or not combined with the ANBIMA Agreement; (iii) through auction procedures pursuant to CVM Resolution No. 135/2022 or others that may succeed it; or (iv) in an organized over-the-counter market.

Negotiations	has the meaning attributed to it in Clause 9.2.

Encumbrances	means any encumbrances (judicial or extrajudicial), liens, guarantees, sureties, pledges, fiduciary transfers or assignments, loans, rents, warranties, liens, charges, restrictions, reservations, options, rights of preference or first offer, usufructs, agreements that entail alienation (including purchase and sale agreements, options, conditional purchase and sale, etc.) or any other encumbrances of any nature, established (or subject to a promise of establishment) voluntarily or involuntarily, of a real or personal nature, of a temporary or permanent character, conditional or unconditional, that restrict, affect or condition the free and full exercise of ownership over a given asset or right.

Party(ies)	has the meaning attributed to it in the Preamble.

Involved Parties	has the meaning attributed to it in Clause 9.2.

Negotiation Period	has the meaning attributed to it in Clause 9.2.

Person	means any Individual, legal entity, firm, company, investment fund, corporation, mixed-economy company, trust, consortium, joint venture, condominium, universality of rights or entity without legal personality, joint undertaking or any other legal person of any nature whatsoever.

Rules	has the meaning attributed to it in Clause 9.3.

Representative	has the meaning attributed to it in Clause 4.1.

Successors	means, in relation to each Shareholder of the Fanny Group, their spouses, partners, guardians, heirs, legatees or successors who become, for any reason or cause, holders of the Associated Shares and/or the voting rights inherent to them (including in the case of an incapacitated Shareholder and/or minor represented by their respective guardian(s) or guardianship council).

Suzano Holding or SH	has the meaning attributed to it in the Preamble.

Tag Along	means the right of the Associated Shares to be included in a Public Acquisition Offer (OPA) carried out as a result of the sale of control of SH and/or Suzano, as applicable, at the same prices and under the same conditions as the Company’s shares with voting rights that are part of the controlling block.

Third Party	Any person who is not a Shareholder, or a Successor or Permitted Assignee of a Shareholder.

Transfer	means any operation, public or private, total or partial, onerous or gratuitous, voluntary or involuntary, of sale, promise to sell, alienation, disposal, assignment, contribution to capital, exchange, payment in kind, donation, or any other form of transfer or loss of ownership, including as a result of the exercise of a purchase and/or sale option, of the Associated Shares (or any political or patrimonial right related to such Associated Shares), including through merger, incorporation, spin-off or other forms of corporate reorganization. Related terms for Transfer, such as “to Transfer”, will have a similar meaning to Transfer.

Arbitration Tribunal	has the meaning attributed to it in Clause 9.5.

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